FOR IMMEDIATE RELEASE

Tengasco Enters Crude Oil Hedging Agreement

KNOXVILLE, Tenn., August 3, 2009 -- Tengasco, Inc. (NYSE Amex: TGC) announced that on July 28, 2009 the Company entered into a two-year price hedging agreement effective August 1, 2009 in the form of a costless collar applicable to a portion of the Company’s crude oil production volumes.

The hedge agreement has a $60 per barrel floor and $81.50 per barrel cap on a notional volume of 9,500 barrels per month from August 1, 2009 through December 31, 2010 and 7,375 barrels per month from January 1 through July 31, 2011. The hedge is based on the West Texas Intermediate price reported by NYMEX, and not the prices actually received for the Company’s oil production.

The Company entered the hedge agreement with Macquarie Bank Limited, as counterparty, and Sovereign Bank of Dallas, Texas, the Company’s senior lender.

Jeffrey R. Bailey, CEO, explained “We entered the hedge agreement to protect the Company from the risks of a return to the crude oil prices of late 2008 and early 2009, when crude oil sold for around $30 dollar per barrel. The costless collar provides price support on the hedged volumes when market prices for crude oil fall below $60 per barrel. Conversely, we give up the upside potential on the hedged volumes if per-barrel prices exceed $81.50. Entering into this collar arrangement, rather than merely purchasing a put at the lower price, permits the Company to avoid paying cash for the option, which we view as a significant benefit. Our average production is currently about 15,000 barrels per month, so the risks and benefits of the hedge arrangement apply to only about two-thirds of this volume. If low prices return, this agreement may help us to maintain production levels of crude oil by enabling us to perform at least some ongoing polymer or other workover treatments on our existing producing wells in Kansas. Our view is that ensuring sufficient cash flow to fund operations is more important in the current environment than maximizing any profit possibilities from potential price improvements.”

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements regarding “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future. Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2009 and thereafter; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; the Company’s products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability. The Company’s actual results could differ materially from the forward-looking statements.

Contact: Jeffrey R. Bailey, CEO 865-675-1554